Exhibit 5.1
February 4, 2011
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, Florida 33134
Ladies and Gentlemen:
     We have acted as counsel to Avatar Holding Inc., a Delaware corporation, (the “Company”) in connection with the issuance of $100,000,000 of the Company’s 7.50% Senior Convertible Notes due 2016 (the “Notes”). The Notes will be issued under a Base Indenture and Supplemental Indenture (together, the “Indenture”), dated as of February 4, 2011, between the Company and Wilmington Trust FSB, as Trustee (the “Trustee”). The offer and sale of the Notes was registered on the Company’s Registration Statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on August 21, 2009 and declared effective by the Commission on August 28, 2009 and was made pursuant to the Prospectus dated August 28, 2009 and the Prospectus Supplement dated January 31, 2011, both of which form part of the Registration Statement.
     In acting as counsel to the Company in connection with the issuance of the Notes, we have examined of such documents, records, certificates, and other instruments of the Company as in our judgment is necessary or appropriate for the purpose of issuing this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies of documents provided. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

     Based upon the foregoing examination, we are of the opinion that when the Notes have been duly executed, authenticated, issued, and delivered in accordance with the provisions of the Indenture, the Notes will constitute binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, fraudulent conveyance, insolvency, reorganization moratorium and other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement, which forms part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Sincerely,
/s/ AKERMAN SENTERFITT